EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

To: Genspera, Inc.

We hereby consent to the use in this Amendment No.1 to the Form S-1 Registration Statement Under The Securities Act of 1933 of our report dated March 30, 2010, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, included in the Annual Report for the years ended December 31, 2009 and 2008, relating to the financial statements of Genspera, Inc., which appear in such Registration Statement and related Prospectus for the registration of 10,965,791 shares of its common stock.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP
RBSM LLP

New York, New York
August 30, 2010